Exhibit 99.1

For Further Information:

Jennifer Childe, 312-690-6003

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Reports Results for Fourth-Quarter and Full-Year 2017

Declares Common Stock Dividend of $.07 Per Share

Wildwood, Missouri, July 13, 2017 – Peak Resorts, Inc. (NASDAQ: SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today reported results for the fourth quarter and full year of its 2017 fiscal year ended April 30, 2017.

Annual highlights include:

•	Revenue of $123.2 million, an increase of 29% over the prior year ending April 30, 2016
•	Net income increased to 3 cents per share (diluted) from a net loss of 23 cents per share (diluted) in the prior year
•	Reported EBITDA* increased 65% over the prior year to $26.8 million
•	Consolidated season pass unit sales and sales revenue increased 8.6% compared to the prior year
•	Permit application begun to add additional skiing terrain to Hunter Mountain and a zip tour to Hidden Valley Resort
•	Reinstated payment of common dividend in 3Q 2017

Timothy D. Boyd, president and chief executive officer, commented, “2017 was a solid year for Peak Resorts. We achieved solid revenue and reported EBITDA, continued to expand season pass sales and reinstated the payment of our quarterly dividend. We exited the year with a very strong cash position and the financial flexibility to continue our growth organically and through acquisition in the coming years.”

Boyd concluded, “In recent quarters, we focused on building value through investment in our current properties to elevate our customers’ on and offseason experiences. We began the permitting process for two projects that will offer our Northeast skiers and tubers more skiable acres, and our Midwest customers more opportunities to enjoy our resorts in the spring and summer. We are now moving forward applying for construction permits to increase our skiable acreage at Hunter Mountain by 25-30% which we expect to be completed for the 2018-2019 season, and to build a zip tour at our Hidden Valley resort which we expect to be completed in for the 2018 spring and summer season. We also remain on schedule with our EB-5 funded West Lake Water and Carinthia Base Ski Lodge projects at Mount Snow, to be completed for the 2017-2018 season, and 2018-2019 season, respectively.

* See page 3 for Definitions of Non-GAAP Financial Measures

(dollars in thousands except per share data)	Three months ended April 30,		Year ended April 30,
	2017	2016	2017	2016

Revenues	$51,263	$45,475	$123,249	$95,729
Income (loss) from operations	$17,607	$14,174	$14,069	$5,169
Net income (loss)	$8,962	$7,041	$1,241	$(3,226)
Net income (loss) available to common shareholders for basic EPS	$8,162	$7,041	$441	$(3,226)
Net income (loss) available to common shareholders for diluted EPS	$8,962	$7,041	$441	$(3.226)
Earnings (loss) per share (basic)	$0.58	$0.50	$0.03	$(0.23)
Weighted average shares outstanding (basic)	14,031	13,995	14,018	13,995
Earnings (loss) per share (diluted)	$0.52	$0.50	$0.03	$(0.23)
Weighted average shares outstanding (diluted)	17,257	13,99513,995	14,041	13,995
Reported EBITDA*	$20,678	$17,969	$26,782	$16,240

Resort Operating Results

Stephen J. Mueller, Peak Resorts’ chief financial officer, noted, “We achieved solid levels of earnings and profitability despite the unusually warm weather we faced, particularly in the Midwest where our margins are the highest. Reported EBITDA grew 65%  for the year, on a revenue increase of 29%. “

(dollars in thousands)	Three months ended April 30,		Year ended April 30,
	2017	2016	2017	2016

Revenues
Lift and tubing tickets	$27,630	$24,824	$58,100	$45,541
Food and beverage	$8,917	$6,903	$23,078	$15,816
Equipment rental	$3,696	$3,682	$8,582	$7,036
Ski instruction	$3,879	$3,196	$8,562	$6,580
Hotel/lodging	$2,988	$3,117	$9,731	$7,972
Retail	$2,460	$1,972	$6,196	$4,560
Summer activities	$-	$-	$4,748	$4,302
Other	$1,693	$1,781	$4,252	$3,922
Total	$51,263	$45,475	$123,249	$95,729

(dollars in thousands)	Three months ended April 30,		Year ended April 30,
	2017	2016	2017	2016

Resort operating expenses
Labor and labor related expenses	$14,534	$12,920	$48,253	$39,331
Retail and food and beverage cost of sales	$4,271	$3,042	$10,820	$7,735
Power and utilities	$2,676	$3,114	$7,843	$6,839
Other	$7,390	$6,803	$20,403	$18,310
Total	$28,871	$25,879	$87,319	$72,215

Financial Position

“The organic investments in Hunter Mountain and Hidden Valley announced in June could boost our company wide annual EBITDA by $2-3 million on an investment of approximately $11.5 million,

generating solid returns on our capital. In addition, we increased our cash balances by $28.3 million during the fiscal year.

“With $33.7 million of unrestricted cash on the balance sheet, we have the financial flexibility to continue to invest in acquiring new properties and growing organically, while returning capital to our shareholders. On July 12, 2017, our Board of Directors declared a second quarter fiscal 2018 cash dividend payable on August 11, 2017 to common shareholders of record on July 27, 2017 at a rate of $0.07 per share.

Quarterly Investor Call and Webcast

Peak Resorts will hold its year-end investor conference call/webcast on Thursday, July 13th,  2017  at 11 a.m. ET.

The call/webcast will be available via:

Webcast:ir.peakresorts.com on the Events page

Conference Call:844-526-1518 (domestic) or 647-253-8644 (international)

A replay will be available on the Peak Resorts investor relations website (ir.peakresorts.com) after the call concludes.

Definitions of Non-GAAP Financial Measures

Reported EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”). The company defines reported EBITDA as net income before interest, income taxes, depreciation and amortization, gain on sale/leaseback, other income or expense and other non-recurring items. The following table includes a reconciliation of reported EBITDA to the GAAP related measure of net loss:

(dollars in thousands)	Three months ended April 30,		Year ended April 30,
	2017	2016	2017	2016
Net income (loss)	$8,962	$7,041	$1,241	$(3,226)
Income tax expense (benefit)	$5,805	$4,486	$749	$(2,078)
Interest expense, net	$2,980	$2,734	$12,473	$10,814
Depreciation and amortization	$3,071	$3,238	$12,713	$10,709
Other income	$(57)	$(4)	$(61)	$(8)
Gain on sale/leaseback	$(83)	$(83)	$(333)	$(333)
Gain on involuntary conversion	$-	$-	$-	$(195)
Insurance loss	$-	$400	$-	$400
Hunter Mountain season pass liability acquisition adjustment	$-	$157	$-	$157
Reported EBITDA*	$20,678	$17,969	$26,782	$16,240

We have chosen to specifically include reported EBITDA as a measurement of our results of operations because we consider this measurement to be a significant indication of our financial performance and available capital resources. Because of large depreciation and other charges relating to our ski resorts, it is difficult for management to fully and accurately evaluate our financial results and available capital resources using net income. Management believes that by providing investors with reported EBITDA, investors will have a clearer understanding of our financial performance and cash flow because reported EBITDA: (i) is widely used in the ski industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary by company primarily based upon the structure or existence of their financing; (ii) helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and (iii) is used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for planning.

The Company has also provided an estimated range of EBITDA increases in connection with certain capital improvements on a forward-looking basis. The Company is unable to provide a full quantitative reconciliation of its forward-looking EBITDA estimation without unreasonable effort because of the uncertainty regarding, and potential variability of, the amounts of interest, income taxes, depreciation and amortization, gain on sale/leaseback, investment income, other income or expense and other non-recurring items that may be incurred in the future.

Reported EBITDA is not a measure of performance defined by GAAP. Items excluded from reported EBITDA are significant components in understanding and assessing financial performance or liquidity. Reported EBITDA should not be considered in isolation or as alternative to, or substitute for, the GAAP related measure of net income, net change in cash and cash equivalents or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because reported EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, reported EBITDA as presented may not be comparable to other similarly titled measures of other companies.

About Peak Resorts

Headquartered in Missouri, Peak Resorts, Inc. is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company now operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned, including Hunter Mountain, the Catskills’ premier winter resort destination.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company’s umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at ir.PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts) for resort updates.

Forward Looking Statements

This news release contains forward-looking statements including statements regarding the future outlook and performance of Peak Resorts, Inc., and other statements based on current management expectations, estimates and projections. These statements are subject to a variety of risks and uncertainties, are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, without limitation, those discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2016, filed with the Securities and

Exchange Commission, and as updated from time to time in the company’s filings with the SEC.  The forward-looking statements included in this news release are only made as of the date of this release, and Peak Resorts disclaims any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Consolidated Income Statements

(In thousands, except per share data)

	Years ended April 30,
	2017	2016	2015

Revenues	$123,249	$95,729	$104,858
Costs and expenses
Resort operating expenses	87,319	72,215	72,670
Depreciation and amortization	12,713	10,709	9,450
General and administrative expenses	5,431	4,513	4,088
Land and building rent	1,395	1,386	1,440
Real estate and other taxes	2,322	1,932	1,828
	109,180	90,755	89,476
Other operating income
Gain on settlement of lawsuit	-	-	2,100
Gain on involuntary conversion	-	195	-

Income from operations	14,069	5,169	17,482

Other income (expense)
Interest, net of interest capitalized of $1,545, $867, and $488 in 2017, 2016, and 2015 respectively	(12,473)	(10,814)	(15,458)
Defeasance fee paid with debt restructure	-	-	(5,000)
Gain on sale/leaseback	333	333	333
Other income	61	8	11
	(12,079)	(10,473)	(20,114)

Earnings (loss) before income tax expense (benefit)	1,990	(5,304)	(2,632)
Income tax expense (benefit)	749	(2,078)	(778)
Net earnings (loss)	$1,241	$(3,226)	$(1,854)

Basic earnings (loss) per share	$0.03	$(0.23)	$(0.22)

Diluted earnings (loss) per share	$0.03	$(0.23)	$(0.22)

Cash dividends declared per common share	$0.1400	$0.4125	$0.2466

Consolidated Balance Sheets

(dollars in thousands)

	April 30,	April 30,
Assets	2017	2016
Current assets
Cash and cash equivalents	$33,665	$5,396
Restricted cash balances	11,113	61,099
Accounts receivable	5,083	4,772
Inventory	2,215	2,730
Deferred income taxes	591	1,092
Prepaid expenses and deposits	2,183	2,680
	54,850	77,769
Property and equipment-net	188,143	192,178
Land held for development	37,583	37,542
Restricted cash, construction	33,700	-
Intangible assets, net	788	846
Goodwill	4,825	5,009
Other assets	648	619
	$320,537	$313,963
Liabilities and Stockholders' Equity
Current liabilities
Acquisition line of credit	$4,500	$15,500
Accounts payable and accrued expenses	12,371	18,696
Accrued salaries, wages and related taxes and benefits	1,035	919
Unearned revenue	14,092	13,233
EB-5 investor funds in escrow	500	52,004
Current portion of deferred gain on sale/leaseback	333	333
Current portion of long-term debt and capitalized lease obligation	3,592	2,456
	36,423	103,141
Long-term debt	174,785	118,343
Capitalized lease obligation	2,708	4,419
Deferred gain on sale/leaseback	2,845	3,178
Deferred income taxes	12,474	12,672
Other liabilities	540	576

Commitments and contingencies

Preferred stock, $.01 par value per share, $1,000 liquidation preference per share, 40,000 shares authorized, 20,000 and 0 issued at April 30, 2017 and 2016, respectively	17,001	-

Stockholders' Equity
Common stock, $.01 par value per share, 20,000,000 shares authorized, 13,982,400 shares issued	140	140
Additional paid-in capital	86,372	82,728
Accumulated Deficit	(12,751)	(11,234)
	73,761	71,634
	$320,537	$313,963